Exhibit 5

Squire, Sanders & Dempsey L.L.P.

Two Renaissance Square
40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004-4498
Office:	+1.602.528.4000
Fax:	+1.602.253.8129
Direct Dial:	+1.602.528.4134

June 20, 2007
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-1004
Ladies and Gentlemen:
     This firm is counsel for Teknik Digital Arts Inc., a Nevada corporation (the “Company”). As such, we are familiar with the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company, as well as resolutions adopted by its Board of Directors authorizing the resale by certain selling shareholders of up to 12,500,000 shares of the Company’s common stock, par value $.001 (the “Common Stock”), which are the subject of a Registration Statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended.
     We also have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such an examination, we have assumed the genuineness and authority of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.
     Based on such examination, we are of the opinion that the shares of the Common Stock that are being registered for resale by certain selling securityholders pursuant to the Registration Statement are duly authorized, and will be, when issued and paid for in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.
     We acknowledge that we are referred to under the heading “Legal Matters” in the Prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as Exhibit 5 to the Registration Statement and with the state regulatory agencies in such states as may require such filing in connection with the registration of the Common Stock for offer and sale in such states.
Respectfully Submitted,
SQUIRE, SANDERS & DEMPSEY L.L.P.
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